Exhibit 99.2

COMPEX
First Quarter Fiscal Year 2004 Earnings Conference Call Script

November 11, 2003
12:00 pm CT

Conference Coordinator: Good day, and ladies and gentlemen thank you for standing by. Welcome to the Compex Technologies 2004 First Fiscal Quarter Operating Results conference call. Earlier today, the company released it’s financial results for the quarter, if you have not received this news release or if you would like to be added to the company’s distribution list please email investorrelations@compextechnologies.com.

     During the presentation, all participants will be in listen-only mode. Afterwards, you will be invited to participate in a question and answer session. As a reminder, this conference is being recorded. You can listen to a recording of this call through 11:00pm Eastern Standard Time on November 25, by dialing 1 888-856-8964 domestically and 402-220-1604 internationally.

     Before we begin, we would like to state that comments made during this conference call will contain forward-looking statements that involve risks and uncertainties regarding Compex Technologies operations and future results.

     We invite you to review the company’s filings with the SEC including without limitation the Company’s latest Form 10-K and Form 10-Q, which identifies specific risk factors that may cause actual results or events to differ materially from those described in these forward-looking statements.

     That said, I would like to turn the call to Mr. Dan Gladney, President and CEO.

     Dan Gladney: Good morning everyone and thank you for joining us. My name is Dan Gladney and I’m President and CEO of Compex Technologies. With me this afternoon is Scott Youngstrom, our Vice President of Finance and CFO, who will help me go over the financials for the quarter.

     At the conclusion of these prepared remarks, we’ll be available to answer your questions. During the question and answer portion of the call, we’ll also have available Marshall Masko, our Vice President of Marketing for the Compex and Slendertone consumer business, and John VeLure, our Director of Marketing for the Rehabilicare medical business. Also available will be Tim Floeder, our Vice President of Business Development, and Wayne Chrystal, our Vice President of Manufacturing Operations.

     As you know, Regulation FD limits our ability to respond to certain inquiries from investors or analysts in a non-public forum, so we encourage you to ask all questions of a material nature on this call. Also, keep in mind that the SEC’s new, non-GAAP financial measure regulation keeps us limited in the type of information we can provide to you.

     Now before I give the corporate update on the quarter, let me turn the call over to Scott Youngstrom for the financial report.

     Scott Youngstrom: Thanks Dan, and good afternoon everyone. Consolidated net revenue for the quarter ending September 30, 2003 was $19.2 million, up 8%, or more than $1.4 million over prior year’s level. Increased revenues in both Europe and in the U.S. accounted for 5% of the increase, with 3% due to favorable exchange rates.

     U.S. revenue for the quarter was $12.5 million, up 6% from the prior year’s quarter of $11.8 million. International revenue, primarily from our Compex SA subsidiary, was up 12% year-over-year to $6.6 million for the quarter. That growth was entirely generated by our July 3rd acquisition of Filsport, and favorable exchange rates as Spain, Germany and Switzerland saw slight decreases in revenue during the quarter.

     Revenue by product line during the quarter was roughly $4.1 million in rehabilitation products, $3.8 million in pain management products, $5.2 million in consumer products and $6.0 million in accessories and supplies. All revenue segments are above prior year amounts with consumer products reflecting the largest nominal increase.

     Our gross margin for the quarter was 66.4%, down from 69.3% in the prior year. The decrease is largely due to a charge related to the basis of inventory recorded in connection with the Filsport acquisition. Filsport’s inventory turns very rapidly, so a majority of the higher cost flowed through during the first quarter. Once the acquired inventory has been sold through, which we anticipate to be in the second quarter, the Company will begin to see margins more in line with prior years. However, we anticipate margins to settle in the moderate to lower 60% range as our domestic consumer business becomes a greater percentage of our revenue.

     Selling, General and Administrative Expenses in the quarter increased $1.4 million to $11.4 million, representing 59.5% of consolidated net revenue, as compared with 56.1% in the prior year. As we’d previously stated would be the case, marketing expenditures were increased to promote new consumer product sales of the Compex product in the U.S., and the Slendertone product in the U.S. and Europe. Some of the increase also came from maintaining the BMR-Neurotech office in Phoenix, which came as part of our May 2003 acquisition. That office was closed at the end of September and will incur minimal expenses for the rest of the fiscal year 2004. Selling, general and Administrative expenses associated with the July acquisition of Filsport Assistance also contributed to the increase and our number of direct sales employees was 49 at September 30, 2003 up from 32 as of September 30, 2002.

     Our provision for income tax was 40% during the quarter versus last year’s 42%. As you recall from our last two quarterly conference calls, we believe that 40% is a reasonable estimate of our effective tax rate going forward.

     Net income in the quarter was $354,157 or 3 cents per share, compared with $987,000 or 9 cents per share last year, which is in-line with our previous guidance.

     On the balance sheet, our ending cash balance was $4.7 million, down from $5.1 million at the end of last quarter and reflects cash used for the Filsport acquisition.

     Net receivables decreased by just over $600,000 during the quarter as a result of higher collections in both the U.S., and by Europe. The accounts receivable reserve also decreased, falling over $300,000 and maintained at 38% of gross receivables. Inventory was up $1.7 million in the quarter primarily due to the European Slendertone and Filsport acquisitions.

     On the liability side, we ended the quarter with $14.6 million of debt, up $3.6 million over the previous quarter. While we did pay down some debt during the quarter, this was more than offset by the $4.9 million dollars we paid for the July 3 acquisition of Filsport Assistance.

     With that I would like to turn the call back over to Dan for his comments.

     Dan Gladney: Thank you Scott.

     We’re pleased with our performance during the quarter. Everything we’ve planned for and expected is nicely on-track. Although earnings per share were down year-over-year to $0.03, this is in-line with our internal estimate for the first fiscal quarter.

     Highlights during the quarter include our July 3 acquisition of Filsport Assistance, the independent distributor of our Compex brand of consumer sports training products in Italy. As we’ve previously stated, given Italy’s sales decline over the past fiscal year, we felt it was critical to gain direct managerial control over Filsport in order to strengthen the brand and return our Italian sales to their previous levels.

     Filsport is our largest distributor in Europe, and Italy is our largest single market. Prior to the acquisition, Filsport operated under an exclusive distribution arrangement and accounted for 25% of Compex SA total sales, and 10% of Compex Technologies’ consolidated sales in fiscal 2003. At its current performance levels, assuming no improvements, the acquisition of Filsport should add approximately $5.0 million in consolidated revenue and be accretive to earnings during fiscal 2004.

     On October 27, we officially launched the Slendertone FLEX and GYMBODY abdominal belts in the U.S., at prices ranging from $89 to $149. The belts are available by calling 1-866-FLEX-NOW. We’ve also received purchase orders for both Slendertone belts from QVC here in the United States, and we’ve been told to expect airing of our products on December 1st, 2003 and also January 1st, 2004, which we feel are excellent times for fitness products to air. These are the first two QVC air dates and we expect additional air dates shortly. We have high hopes for the U.S. market once we increase our product awareness.

     We’re also preparing the U.S. launch of the Slendertone “Bottom and Thighs” product, also know as B&T. This product was one of the best selling physical fitness products sold by QVC in the U.K. in 2001. We’ve also received a purchase order from QVC for the B&T product, and are currently in the process of filling the order and shipping it to them. Again, we’ve been promised that a dedicated segment for the product will be aired in the next few weeks before the holidays.

     We have recently added two more sales and marketing executives to our domestic consumer products group. Jeff Pederson joined us as our Director of Sales. He was recently Vice President of Sales for a consumer apparel company, Rain Sheild, and prior to this he was Vice President of Sales for Mavengolf, a sporting goods company. Dale Henn joined us as Marketing Director for our Compex product line. Dale has over 15 years of marketing and product development experience in the fitness and medical industries. His previous experience includes time at Nordic Track and Fitness Quest.

     In our Rehabilicare domestic Medical Division, we are presently expanding distribution of our electrotherapy products into physician offices. As you may know, we distribute our line of electrotherapy products primarily through physical therapy clinics. We believe adding the physician distribution channel will drive our growth of electrotherapy products and continue to promote the use of electrotherapy for a wide variety of conditions including chronic pain and muscle rehabilitation in numerous medical practices such as sports medicine, orthopedics, pain clinics, neurology and occupational therapy clinics. We are also supporting the continued growth of our medical division by recruiting more direct sales employees and expect to increase this group by over 15% this year.

     Looking forward to the fiscal second quarter, we continue to expect to spend heavily on marketing as we continue to ramp up the advertising and promotional campaigns for our new U.S. Compex and Slendertone product launches. As a result, we expect fiscal second quarter EPS to be down year-over-year. However, we still expect our EPS to grow sequentially from the fiscal first quarter level, and year to year still expect to hit our guidance of $.46-.50 EPS.

     After the first few months of our new U.S. product launches, we are performing at, or above, our internal projections. Our underlining business remains solid and growing, and we remain focused on protecting the bottom line. Should sales not materialize in the second half of the fiscal year, for whatever reason, we have contingency plans in place to roll down spending in order to maintain our earnings.

     As you know, our stock recently hit an all time high. We continue to be covered by three research analysts, and we presented at two investor conferences last month. I’m confident that the interest generated in our company reflects investor belief in our story and in our strategy. We have the right team in place, an effective operating model, the correct strategic direction and the discipline and commitments at all levels within Compex Technologies to achieve our goals.

     As President and CEO, and as a Board member, I want to reiterate my commitment to maximizing shareholder value, and to let you know that I, and everyone here associated with Compex Technologies, are always open to your comments and suggestions.

     Now as mentioned earlier, we’re ready to take any questions you may have. Remember we have our complete management team available here to answer your questions. Please ask no more than one question and one follow up so that we can get to as many questions as possible.

     Operator we’re ready to open the call to questions.

     Dan Thank you once again for your time, attention and questions. We appreciate your interest in Compex Technologies and look forward to reporting our progress to you.

     Goodbye everyone.